Exhibit 99.1

Genworth Financial Announces Third Quarter 2019 Results

Net Income Of $18 Million And Adjusted Operating Income Of $123 Million

•	Reached Agreement To Sell Genworth’s Majority Interest In Genworth MI Canada Inc. To Brookfield Business Partners L.P. With Approximately $1.8 Billion Expected Net Proceeds

•	Merger Agreement With China Oceanwide Holdings Group Co., Ltd (Oceanwide) Extended To Not Later Than December 31, 2019

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $137 Million With $18.9 Billion In New Insurance Written (NIW) And Continued Strong Loss Performance

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 129 Percent, In Excess Of $850 Million Above Requirements

•	$62 Million Capital Returned To The Holding Company In The Quarter From Canada And Australia MI

•	Continued Progress With Long Term Care Insurance (LTC) In Force Rate Actions In Line With Plan

•	Annual Review Of LTC Claim Reserves Completed With No Significant Adjustments. Loss Recognition Testing And Cash Flow Testing Will Be Completed In The Fourth Quarter

•	$250 Million Dividend From U.S. MI To The Holding Company Completed In October 2019

Richmond, VA (October 29, 2019) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2019. The company reported net income2 of $18 million, or $0.04 per diluted share, in the third quarter of 2019, compared with net income of $146 million, or $0.29 per diluted share, in the third quarter of 2018. The company reported adjusted operating income3 of $123 million, or $0.24 per diluted share, in the third quarter of 2019, compared with adjusted operating income of $99 million, or $0.20 per diluted share, in the third quarter of 2018.

With the pending sale of Genworth MI Canada Inc. (Genworth Canada), Canada MI segment results are reported as discontinued operations, and all prior periods have been re-presented accordingly. While the

[1]	Private Mortgage Insurer Eligibility Requirements
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income per share, net income (loss) from discontinued operations, adjusted operating income (loss), adjusted operating income per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, net income (loss) from discontinued operations available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

expected net proceeds amount exceeds the balance sheet carrying value of Genworth Canada, the company recorded an estimated after-tax loss of $164 million on the sale due to historical foreign currency translation adjustments in accumulated other comprehensive income that must be recognized upon sale. Including the estimated loss on sale, the company recognized a net loss from discontinued operations of $110 million4 in the quarter.

Strategic Update

During and following the third quarter, Genworth and Oceanwide made progress towards closing their previously announced transaction.

On August 13, 2019, Genworth and Brookfield Business Partners L.P. (NYSE: BBU) (TSX: BBU.UN) (Brookfield Business Partners) announced an agreement for Brookfield Business Partners to purchase Genworth’s majority interest in Genworth Canada for CAD$48.86 per share, reflecting a total transaction value of approximately CAD$2.4 billion (the Canada Transaction). Genworth is selling its stake in Genworth Canada to facilitate the completion of the acquisition of Genworth by Oceanwide (the Oceanwide Transaction). Genworth also believes that the sale of its stake in Genworth Canada would allow it to increase its financial flexibility, whether or not the Oceanwide Transaction is consummated. Oceanwide consented to the Canada Transaction, and in connection with the announcement, Genworth and Oceanwide entered into the 12th Waiver and Agreement extending the merger agreement deadline to not later than December 31, 2019.

On October 22, 2019, Genworth announced it received feedback from Canadian regulators with respect to the Canada Transaction. The Canadian regulators remain focused on national security matters, including data protection and, in particular, the continued protection of Canadian customer data during the period after the closing of the Canada Transaction when Genworth will be providing certain transition services to Genworth Canada before it transitions away from Genworth’s information technology platforms. Genworth and Brookfield Business Partners are working to assure the regulators that Canadian customers’ information has appropriate protections.

Genworth and Brookfield Business Partners have received all other required approvals to complete the sale of Genworth Canada and are targeting a closing of the Canada Transaction by the end of 2019.

The Canada Transaction value of CAD$2.4 billion is expected to result in approximately USD$1.8 billion of net proceeds. Proceeds received at closing will be reduced by special dividends received from Genworth Canada

[4]	A breakdown of the net loss from discontinued operations is provided in a table at the end of this press release.

during the period between signing and closing. Of the net proceeds, approximately USD$500 million will be paid to Genworth’s primary U.S. MI insurance subsidiary based on its ownership share of Genworth Canada. In addition, approximately USD$445 million of proceeds will be used to repay Genworth’s term loan issued March 7, 2018 as required under the terms of the loan agreement.

Previously, Oceanwide and Genworth had received approvals from all necessary U.S. regulators with respect to the Oceanwide Transaction. The parties recently provided supplemental information to certain regulators to reflect the Genworth Canada disposition and the passage of time since their prior approval of the Oceanwide Transaction. The approval of the New York Department of Financial Services (NYDFS) expired earlier in the year and the parties are in discussion with the NYDFS to secure an appropriate reapproval. In addition, Fannie Mae and Freddie Mac will need to reapprove the Oceanwide Transaction. Other regulators are still reviewing the supplemental information to determine whether it has any impact on their existing approvals. Following the receipt of all required U.S. regulatory approvals, Oceanwide will also need to receive clearance in China for the currency conversion and transfer of funds.

Genworth and Oceanwide remain committed to the capital investment plan under which Oceanwide and/or its affiliates will contribute an aggregate of $1.5 billion to Genworth over time following the consummation of the merger, subject to the receipt of the required regulatory approvals and clearances.

“Genworth has significant expertise in implementing security protocols that satisfy data security concerns as a result of the successful implementation of our Enhanced Data Security Program,” said Tom McInerney, president and CEO of Genworth Financial. “We are confident in our ability to satisfy the Canadian government’s requirements in order to move forward with the sale of Genworth Canada, which is the best path forward to ultimately close the transaction with Oceanwide. The Oceanwide Transaction continues to represent the best value for Genworth’s shareholders.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide remains committed to the transaction with Genworth, as well as the $1.5 billion contribution to Genworth over time following the consummation of the transaction, subject to the receipt of the required regulatory approvals and clearances. We look forward to closing the transaction as soon as possible.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income

	Three months ended September 30
	2019		2018
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$18	$0.04	$146	$0.29	(88)%
Adjusted operating income	$123	$0.24	$99	$0.20	24%
Weighted-average diluted shares	511.2		503.3

	As of September 30
	2019	2018
Book value per share	$28.57	$25.56
Book value per share, excluding accumulated other comprehensive income (loss)	$21.38	$21.43

Net investment gains, net of taxes and other adjustments, increased net income by $5 million in the quarter, with net trading gains and gains on limited partnerships offset by derivative losses. Net income in the third quarter of 2018 was reduced by net investment losses, net of taxes and other adjustments, of $11 million.

Net investment income was $816 million in the quarter, flat to the prior quarter and up from $780 million in the prior year. Net investment income increased versus the prior year primarily due to higher limited partnership income, favorable prepayment speed adjustments on mortgage-backed securities, and continued growth in invested assets. The reported yield and the core yield3 for the quarter were 4.93 percent and 4.80 percent, respectively, compared to 4.95 percent and 4.86 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations was approximately 20 percent, bringing the year-to-date effective tax rate to approximately 27 percent. The effective tax rate for the quarter was impacted by tax timing adjustments and lower taxes on foreign operations.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q3 19	Q2 19	Q3 18
U.S. Mortgage Insurance	$137	$147	$118
Australia Mortgage Insurance	12	13	17
U.S. Life Insurance	(1)	66	(3)
Runoff	10	9	14
Corporate and Other	(35)	(57)	(47)

Total Adjusted Operating Income	$123	$178	$99

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income to adjusted operating income is included at the end of this press release.

Unless specifically noted in the discussion of results for the Australia MI business, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes that include the impact of foreign exchange are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 19	Q2 19	Q3 18
Adjusted operating income	$137	$147	$118
New insurance written
Primary Flow	$18,900	$15,800	$10,300
Loss ratio	11%	—%	11%

U.S. MI reported adjusted operating income of $137 million, compared with $147 million in the prior quarter and $118 million in the prior year. U.S. MI’s flow insurance in force increased 14 percent versus the prior year from strong NIW, driving continued growth in earned premiums, which exceeded $215 million. The loss ratio in the current quarter was 11 percent, up 11 points sequentially and flat to the prior year. Prior quarter results included a favorable $10 million pre-tax reserve adjustment which reduced that period’s loss ratio by five points.

U.S. MI achieved $18.9 billion in flow NIW in the quarter, up 20 percent from the prior quarter and 83 percent versus the prior year driven primarily by a larger estimated mortgage insurance market from higher refinance originations as rates declined further during the quarter. The increase in flow NIW versus the prior year was also driven by an estimated increase in market share with the market adoption of the company’s proprietary risk-based pricing engine, GenRATE, and selective participation in forward commitment transactions.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 19	Q2 19	Q3 18
Adjusted operating income	$12	$13	$17
New insurance written
Flow	$4,600	$3,700	$3,800
Bulk	$—	$1,200	$—
Loss ratio	36%	34%	31%

Australia MI reported adjusted operating income of $12 million versus $13 million in the prior quarter and $17 million in the prior year. Australia MI flow NIW increased 27 percent sequentially and 32 percent versus the prior year, primarily due to higher mortgage origination volume from certain key customers. The loss ratio in the quarter was 36 percent, up two points sequentially and up five points from the prior year primarily due to lower levels of earned premium from portfolio seasoning.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q3 19	Q2 19	Q3 18
Long Term Care Insurance	$21	$37	$(24)
Life Insurance	(25)	10	(2)
Fixed Annuities	3	19	23

Total U.S. Life Insurance	$(1)	$66	$(3)

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $21 million, compared with adjusted operating income of $37 million in the prior quarter and an adjusted operating loss of $24 million in the prior year. Compared to the prior quarter and prior year, results reflected higher earnings from in force rate actions, partially offset by growth in new claims. Compared to the prior quarter, results also reflected seasonally lower claim terminations.

The company completed its annual review of LTC claim reserves in the third quarter. The review concluded with no significant adjustments to its assumptions and methodologies related to LTC claim reserves, as experience in aggregate was in line with expectations. In the fourth quarter of 2019, the company will perform loss recognition and cash flow testing for all of its U.S. life insurance products. Fourth quarter annual testing will include review of assumptions, including incidence, benefit utilization, mortality, interest rates and in force rate actions, among other assumptions, and incorporate emerging claim experience in newer LTC blocks. Results of the annual testing as well as assumption reviews will be part of fourth quarter earnings disclosures.

Life Insurance

Life insurance reported an adjusted operating loss of $25 million, compared with adjusted operating income of $10 million in the prior quarter and an adjusted operating loss of $2 million in the prior year. Results versus the prior quarter and prior year reflected higher amortization of deferred acquisition costs (DAC) primarily associated with higher lapses from large 20-year level-premium term life insurance blocks entering their post-level premium periods, partially offset by lower mortality. Current quarter results included an unfavorable after-tax adjustment of $10 million for higher ceded reinsurance rates. Results in the prior quarter included a reinsurance correction and an adjustment for higher ceded reinsurance rates resulting in a net favorable after-tax impact of $17 million.

Fixed Annuities

Fixed annuities reported adjusted operating income of $3 million, compared with $19 million in the prior quarter and $23 million in the prior year. Results included unfavorable charges of $13 million after-tax from loss recognition testing on the single premium immediate annuity block due to lower interest rates versus $4 million in the prior quarter. Results versus the prior quarter and prior year reflected lower net spreads. Results versus the prior quarter and prior year also reflected higher reserves in fixed indexed annuities due to the decline in interest rates.

Runoff

Runoff reported adjusted operating income of $10 million, compared with $9 million in the prior quarter and $14 million in the prior year. Results in the current quarter reflected unfavorable impacts in the company’s variable annuity business from less favorable equity market performance and lower interest rates compared to the prior quarter and prior year, with lower mortality relative to the prior quarter.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $35 million, compared with $57 million in the prior quarter and $47 million in the prior year. Results in the current quarter reflected favorable tax timing adjustments and lower expenses relative to the prior quarter and prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q3 19	Q2 19	Q3 18
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	11.9:1	11.8:1	12.3:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[5]	12.1:1	12.1:1	12.6:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio5, [6]	129%	123%	130%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	198%	208%	185%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	200%	191%	268%
Holding Company Cash and Liquid Assets[7], [8]	$366	$403	$609

Key Points

•

U.S. MI’s PMIERs sufficiency ratio is estimated to be 129 percent, in excess of $850 million above requirements. Capital sufficiency increased in the quarter from continued earnings as well as from the execution of an excess of loss reinsurance transaction during the quarter;

•

Australia MI’s PCA ratio is estimated to be 198 percent, above the company’s target operating range of 132 to 144 percent. The ratio decreased in the quarter driven primarily by lower available capital from dividends paid in the quarter;

•

The U.S. Life insurance companies’ consolidated RBC ratio is estimated to be approximately 200 percent, up from 191 percent in the prior quarter, as in force statutory earnings more than offset increases in required capital primarily in variable annuities from lower interest rates and growth of new claims in LTC;

•

The holding company ended the quarter with $366 million of cash and liquid assets, which is below the company’s target of two times expected annual debt interest payments excluding restricted cash and assets. In fourth quarter results, holding company cash will reflect a $250 million ordinary dividend from U.S. MI and a $36 million special dividend from Canada MI, both of which were paid in October 2019.

[5]	Company estimate for the third quarter of 2019 due to timing of the preparation and filing of statutory statements.
[6]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. The periods ending September 30, 2019 and June 30, 2019 reflect the revised PMIERs standards effective March 31, 2019. As of September 30, 2019, June 30, 2019, and September 30, 2018, the PMIERs sufficiency ratios were in excess of $850 million, $650 million and $750 million, respectively, of available assets above the applicable PMIERs requirements.

[7]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[8]

Genworth Holdings, Inc. had $297 million, $358 million and $534 million of cash, cash equivalents and restricted cash as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively, which included approximately $7 million, $7 million and $16 million of restricted cash, respectively. Genworth Holdings, Inc. also held $69 million, $45 million and $75 million in U.S. government securities as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively, which included $59 million, $42 million and $37 million, respectively, of restricted assets.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the third quarter 2019 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:00 a.m. on October 30, 2019. Investors are encouraged to review these materials.

Genworth will conduct a conference call on October 30, 2019 at 8:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending sale of Genworth Canada and pending transaction with Oceanwide. Genworth’s October 30th conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 8212170. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 8212170 through November 14, 2019. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

In 2019, the company revised how it taxes the adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) to align the tax rate used in the reconciliation to each segment’s local jurisdictional tax rate. Beginning in the first quarter of 2019, the company used a tax rate of 30 percent for its Australia Mortgage Insurance segment to tax effect its adjustments. Its domestic segments remain at a 21 percent tax rate. In 2018, the company assumed a flat 21 percent tax rate on adjustments for all of its segments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders and adjusted operating income (loss). These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

Prior year amounts have not been re-presented to reflect this revised presentation; however, the previous methodology would not have resulted in a materially different segment-level adjusted operating income (loss).

The company recorded a pre-tax expense of $2 million in the third quarter of 2018 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended September 30, 2019 and 2018, as well as for the three months ended June 30, 2019, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. Risk in force in the Australia mortgage insurance business is computed using an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance business in Australia. The company also has certain risk share arrangements in Australia where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transactions with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), the company’s discussions with regulators in connection therewith and any capital contribution resulting therefrom, as well as any statements regarding the pending sale of Genworth MI Canada Inc. (Genworth Canada). Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

• risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction with Oceanwide in a timely manner or at all; the parties’ inability to obtain regulatory approvals, clearances or extensions, or the possibility that such regulatory approvals or clearances may further delay the transaction with Oceanwide or will not be received prior to December 31, 2019 (and either or both of the parties may not be willing to further waive their end date termination rights beyond December 31, 2019) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable) or that with continuing delays, circumstances may arise that make one or both parties unwilling to proceed with the transaction with Oceanwide or unable to comply with the conditions to existing regulatory approvals; the risk that the parties will not be able to obtain other regulatory approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment, or that one or more regulators may rescind or fail to extend existing approvals, or that the revocation by one regulator of approvals will lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; the risk that a condition to the closing of the transaction with Oceanwide may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the transaction with Oceanwide; the risk that the sale of Genworth Canada may not be completed in a timely manner or at all, which may adversely affect the company’s business and the price of its common stock; other risks relating to the sale of Genworth Canada that are similar to the foregoing, including the ability of the parties to obtain regulatory approvals for the sale of Genworth Canada, or the possibility that regulatory approvals may delay the sale of Genworth Canada or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; the risk that a condition to closing of the sale of Genworth Canada may not be satisfied or the risk that the transaction with Oceanwide might not close regardless of a sale of Genworth Canada; Genworth’s inability to recognize the anticipated benefits of the sale of Genworth Canada; the risk that existing and potential legal proceedings may be instituted against the company in connection with the transaction with Oceanwide or the sale of Genworth Canada that may delay the transactions, make it more costly or ultimately preclude it; the risk that any cash proceeds received by Genworth Financial International Holdings, LLC from the sale of Genworth Canada may be restricted or limited as a result of pending litigation summarized in Genworth’s Quarterly Report on Form 10-Q; the risk that the proposed transactions disrupt the company’s current plans and operations as a result of the announcement and consummation of the transactions; certain restrictions during the pendency of the transactions that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transactions; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction with Oceanwide; the amount of the costs, fees, expenses and other charges related to the transactions, including costs and expenses related to conditions imposed in connection with regulatory approvals or clearances, which may be material; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the Oceanwide transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

• strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and the company’s ability to increase the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

• risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews the company expects to complete and carry out in the fourth quarter of 2019); risks related to the impact of the annual review of assumptions and methodologies related to the long term care insurance margin review in the fourth quarter of 2019, including risks that additional information obtained in finalizing the margin reviews in the fourth quarter of 2019 or other changes to assumptions or methodologies materially affect the impact on margins; inaccurate models; deviations from company estimates and actuarial assumptions or other reasons in the company’s long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (“DAC”) and present value of future profits (“PVFP”) (including as a result of any changes the company may make to assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews the company expects to complete and carry out in the fourth quarter of 2019); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the long-term care insurance business); adverse impact on the company’s results of operations, including the outcome of annual review of the premium earnings pattern for the mortgage insurance business in Australia (which the company expects to carry out in the fourth quarter of 2019); and changes in valuation of fixed maturity and equity securities;

• risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

• regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

• liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); continued availability of capital and financing before the consummation of the sale of Genworth Canada; the amount of the costs, fees, expenses and other charges related to the commitment letter from Brookfield Business Partners L.P.; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

• operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

• insurance and product-related risks including: the company’s inability to increase premiums and associated benefit reductions sufficiently, and in a timely manner, on in force long term care insurance policies, and charge higher premiums on policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

• other risks including: impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

• risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30,
	2019	2018	2019
Revenues:
Premiums	$1,015	$995	$1,001
Net investment income	816	780	816
Net investment gains (losses)	(2)	(16)	(46)
Policy fees and other income	191	193	223

Total revenues	2,020	1,952	1,994

Benefits and expenses:
Benefits and other changes in policy reserves	1,284	1,303	1,251
Interest credited	146	151	146
Acquisition and operating expenses, net of deferrals	247	231	229
Amortization of deferred acquisition costs and intangibles	112	72	84
Interest expense	59	60	60

Total benefits and expenses	1,848	1,817	1,770

Income from continuing operations before income taxes	172	135	224
Provision for income taxes	34	30	66

Income from continuing operations	138	105	158
Income (loss) from discontinued operations, net of taxes	(80)	105	60

Net income	58	210	218
Less: net income from continuing operations attributable to noncontrolling interests	10	18	15
Less: net income from discontinued operations attributable to noncontrolling interests	30	46	35

Net income available to Genworth Financial, Inc.’s common stockholders	$18	$146	$168

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$128	$87	$143
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(110)	59	25

Net income available to Genworth Financial, Inc.’s common stockholders	$18	$146	$168

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.25	$0.17	$0.29

Diluted	$0.25	$0.17	$0.28

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.04	$0.29	$0.33

Diluted	$0.04	$0.29	$0.33

Weighted-average common shares outstanding:
Basic	503.5	500.7	503.4

Diluted	511.2	503.3	508.7

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30,
	2019	2018	2019
Net income available to Genworth Financial, Inc.’s common stockholders	$18	$146	$168
Add: net income from continuing operations attributable to noncontrolling interests	10	18	15
Add: net income from discontinued operations attributable to noncontrolling interests	30	46	35

Net income	58	210	218
Less: income (loss) from discontinued operations, net of taxes	(80)	105	60

Income from continuing operations	138	105	158
Less: net income from continuing operations attributable to noncontrolling interests	10	18	15

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	128	87	143
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[9]	(5)	14	43
Expenses related to restructuring	—	2	—
Taxes on adjustments	—	(4)	(8)

Adjusted operating income	$123	$99	$178

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$137	$118	$147
Australia Mortgage Insurance segment	12	17	13
U.S. Life Insurance segment:
Long Term Care Insurance	21	(24)	37
Life Insurance	(25)	(2)	10
Fixed Annuities	3	23	19

Total U.S. Life Insurance segment	(1)	(3)	66

Runoff segment	10	14	9
Corporate and Other	(35)	(47)	(57)

Adjusted operating income	$123	$99	$178

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.04	$0.29	$0.33

Diluted	$0.04	$0.29	$0.33

Adjusted operating income per share:
Basic	$0.25	$0.20	$0.35

Diluted	$0.24	$0.20	$0.35

Weighted-average common shares outstanding:
Basic	503.5	500.7	503.4

Diluted	511.2	503.3	508.7

[9]

For the three months ended September 30, 2019, September 30, 2018 and June 30, 2019, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(3) million in each period and adjusted for net investment gains (losses) attributable to noncontrolling interests of $(4) million, $1 million and zero, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash, cash equivalents, restricted cash and invested assets	$74,539	$68,165
Deferred acquisition costs	1,881	3,142
Intangible assets and goodwill	210	333
Reinsurance recoverable	17,180	17,278
Deferred tax and other assets	715	1,131
Separate account assets	6,005	5,859
Assets held for sale related to discontinued operations	5,123	5,015

Total assets	$105,653	$100,923

Liabilities and equity
Liabilities:
Future policy benefits	$40,489	$37,940
Policyholder account balances	22,607	22,968
Liability for policy and contract claims	10,780	10,295
Unearned premiums	1,863	2,013
Other liabilities	1,445	1,529
Non-recourse funding obligations	311	311
Long-term borrowings	3,706	3,707
Separate account liabilities	6,005	5,859
Liabilities held for sale related to discontinued operations	2,302	2,112

Total liabilities	89,508	86,734

Equity:
Common stock	1	1
Additional paid-in capital	11,986	11,987

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,664	585
Net unrealized gains (losses) on other-than-temporarily impaired securities	11	10

Net unrealized investment gains (losses)	1,675	595
Derivatives qualifying as hedges	2,259	1,781
Foreign currency translation and other adjustments	(312)	(332)

Total accumulated other comprehensive income (loss)	3,622	2,044
Retained earnings	1,478	1,118
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,387	12,450
Noncontrolling interests	1,758	1,739

Total equity	16,145	14,189

Total liabilities and equity	$105,653	$100,923

Summary of Loss From Discontinued Operations Available to

Genworth Financial Inc.’s Common Stockholders

(Amounts in millions)

Three months ended September 30, 2019
Estimated net proceeds[10]	$1,726

Carrying value of Genworth Canada	3,017
Less: carrying value attributable to noncontrolling interests [11]	(1,303)

Carrying value, excluding noncontrolling interests	1,714

Excess of estimated net proceeds above carrying value	12
Less: net deferred losses and other adjustments[12]	(201)

Pre-tax loss on sale	(189)
Tax benefit	25

After-tax estimated loss on sale	(164)

Income from discontinued operations, excluding loss on sale	84
Less: net income from discontinued operations attributable to noncontrolling interests	(30)

Loss from discontinued operations available to Genworth Financial, Inc.’s common stockholders	$(110)

Reconciliation of Adjusted Operating Income Previously Reported to Adjusted Operating Income

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

	Three months ended
	June 30, 2019	September 30, 2018
Adjusted operating income as previously reported	$204	$145
Remove Canada Mortgage Insurance segment adjusted operating income reported as discontinued operations	(41)	(44)
Adjustment for corporate overhead allocations, net of taxes[13]	(5)	(4)
Adjustment for interest on debt that is required to be repaid as a result of the disposal transaction, net of taxes[14]	6	6
Tax adjustments[15]	14	(4)

Re-presented adjusted operating income	$178	$99

[10]	Net proceeds after adjusting for fees, expenses, foreign exchange, and special dividend of CAD$1.45 announced on September 12, 2019.
[11]	Excludes net deferred losses attributable to noncontrolling interests of $102 million that are described in the following footnote.
[12]

Primarily driven by net deferred losses from cumulative historical foreign currency translation adjustments and deferred taxes in other comprehensive income as a result of tax law changes and change of intent regarding permanent reinvestment partially offset by unrealized net gain on investments reflected in other comprehensive income.

[13]	Expenses previously reported in the Canada MI segment and moved to Corporate and Other Activities.
[14]	Interest on a senior secured term loan owed by Genworth Holdings, Inc. previously reported in Corporate and Other Activities and moved to discontinued operations.
[15]	Tax impacts resulting from the classification of Genworth Canada as held-for-sale.

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written16

Three months ended September 30, 2019

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[17]
Australia MI:
Adjusted operating income	(29)%	(24)%
Flow new insurance written	21%	32%
Flow new insurance written (3Q19 vs. 2Q19)	24%	27%

[16]	All percentages are comparing the third quarter of 2019 to the third quarter of 2018 unless otherwise stated.
[17]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three months ended
(Assets - amounts in billions)	September 30, 2019	June 30, 2019
Reported Total Invested Assets and Cash	$73.9	$72.0
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	7.5	5.7

Adjusted End of Period Invested Assets and Cash	$66.3	$66.2

Average Invested Assets and Cash Used in Reported Yield Calculation	$66.2	$66.0
Subtract:
Restricted commercial mortgage loans related to a securitization entity[18]	—	—

Average Invested Assets and Cash Used in Core Yield Calculation	$66.2	$66.0

(Income - amounts in millions)
Reported Net Investment Income	$816	$816
Subtract:
Bond calls and commercial mortgage loan prepayments	13	7
Other non-core items[19]	8	7
Restricted commercial mortgage loans related to a securitization entity[18]	—	—

Core Net Investment Income	$795	$802

Reported Yield	4.93%	4.95%

Core Yield	4.80%	4.86%

[18]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[19]	Includes cost basis adjustments on structured securities and various other immaterial items.